Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-55903) of ITT Educational Services, Inc. of our report dated June 18, 2001 relating to the financial statements of the ESI 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
June 22, 2001